Exhibit 4.9

Loan Agreement

This Loan Agreement (this “Agreement”) is entered into by and among the following parties on [Execution Date] in Beijing, China:

Party A: Shanghai Qiyue Information & Technology Co., Ltd., a wholly foreign-owned enterprise duly established and validly existing under the laws of China, with a unified social credit code of 91310000MA1K1E3BX9 and registered address at Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai (“WFOE”);

Party B: [Name of Shareholder of VIE], a limited liability company duly established and validly existing under the laws of China, with a unified social credit code of [Unified Social Credit Code] and registered address at [Address of Shareholder of VIE];

Party C: [Name of VIE], a limited liability company duly established and validly existing under the laws of China, with a unified social credit code of [Unified Social Credit Code] and registered address at [Address of VIE];

Party A, Party B and Party C are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.

On [Execution Date], Party A, Party B, and Party C concluded an Exclusive Business Cooperation Agreement, an Exclusive Option Agreement, an Equity Interest Pledge Agreement, and a Voting Proxy Agreement (the aforementioned documents and any modification, amendment and/or restatements to the aforementioned documents are collectively referred to as the “Cooperation Agreements”).

2.	Party A agrees to provide to Party B, and Party B agrees to receive from Party A, interest-free loans (the “Loans”) in accordance with the terms and conditions agreed herein.

In order to clarify their respective rights and obligations, the Parties hereby reach an agreement as follows through mutual consultation:

Article 1 Definitions and Interpretation

“Listed Company” means 360 Digi Tech, Inc., a limited company incorporated under the laws of the Cayman Islands.

“Licenses” means all permits, licenses, registrations, approvals and authorizations required for the operation of Business.

“Business” means all services provided and all businesses operated from time to time in accordance with the Licenses issued.

“Assets” refer to tangible and intangible assets directly or indirectly owned, including but not limited to all fixed assets, current assets, capital equity in foreign investment, intellectual property, acquirable interest and any other benefits available under all contracts.

“China” means the People's Republic of China (which, for the sole purpose of this Agreement, excludes Hong Kong, Macao and Taiwan).

Article 2  Issuance of the Loans

1.

At any time after the execution and validation of the Cooperation Agreements, and to the extent permitted by laws, regulations and industry policies of China, Party A (or any company within the consolidation scope of the Listed Company designated by Party A) is entitled to provide the Loans to Party B from time to time at such time and amount as it deems appropriate in accordance with the terms and conditions hereof. Party B agrees to accept such Loans in accordance with the terms and conditions hereof and issue corresponding receipt to Party A in the form set forth in Annex I from the date of receipt of such Loans.

2.

The funds used by Party A to issue the Loans to Party B shall be RMB funds obtained by Party A through business operation or other legal methods and can be used for such purpose in accordance with the law.

Article 3  Usage of the Loans

1.

Party B hereby guarantees and undertakes that, if Party A provides the Loans to Party B, Party B shall use all such Loans for Party C’s business operation and development, including but not limited to Party B’s contribution of such Loans to the registered capital of Party C directly (such event is hereinafter referred to as “Capital Increase”, and the newly increased registered capital is hereinafter referred to as “New Capital Contribution”). After the Capital Increase, the registered capital of Party C will increase accordingly based on the amount of the Loans.

2.

Party B and Party C hereby guarantee and undertake that if Party B contributes the Loans to the registered capital of Party C, Party B shall fully pay the New Capital Contribution to Party C within one month after receiving the Loans issued by Party A each time, and Party B and Party C shall complete all relevant procedures in relation to the Capital Increase (including but not limited to changing the articles of association of the company, handling the capital verification report, updating the business license) within one month after Party C receives the New Capital Contribution, and that Party B shall not withdraw any capital contribution during Party C’s existence.

3.

Party B further agrees that, as long as it is permitted by laws and the approval practices of China, Party A is entitled to pay the Loans that it shall provide to Party B hereunder directly to Party C. Such directly paid Loans shall be deemed as Party B’s Capital Increase to Party C in order to facility payment and improve the efficiency of capital arrangement. Party B and Party C shall complete all relevant procedures in relation to the Capital Increase (including but not limited to changing the articles of association of the company, handling the capital verification report, updating the business license) within one month after Party C receives the New Capital Contribution.

Article 4  Term of the Loans

1.

Each of the Loans hereunder has no fixed term. Unless otherwise agreed herein, Party A shall unilaterally decide when to recover the Loans, provided that Party A shall notify Party B in writing one month in advance.

2.	In the event of any of the following circumstance, Party A is entitled to declare the immediate maturity of the Loans hereunder by written notice and require Party B to immediately repay the Loans:

(1)	An application for Party B’s bankruptcy liquidation, reorganization or settlement is filed by or against Party B;
(2)	An application for Party B’s dissolution liquidation is filed by or against Party B;
(3)	Party B is apparently insolvent or has other major debts that may affect Party B’s ability to repay the Loans hereunder;

(4)	Party A and/or its designated buyer has/have fully exercised its/their equity option in accordance with the Exclusive Option Agreement; or
(5)

Any warranty of Party B, Party C and/or relevant signatory under this Agreement or the Cooperation Agreements has been proved to be untrue or proved to be inaccurate in any material aspect; or Party B, Party C and/or relevant signatory violate their undertakings or obligations under this Agreement or the Cooperation Agreements.

Article 5  Interest on the Loans

The Parties hereby confirm that the Loans hereunder do not bear any interest.

Article 6  Continuous Compliance with the Cooperation Agreements

The Parties agree that (1) after the Capital Increase, all shareholders’ rights and related benefits arising from the newly increased registered capital of Party C shall be deemed as an integral part of the shareholders’ rights enjoyed by [Name of Shareholder of VIE] in [Name of VIE] from time to time under the Exclusive Option Agreement, and an integral part of the shareholders’ rights entrusted to WFOE by [Name of Shareholder of VIE] under the Power of Attorney; (2) all rights, interests, benefits and Assets arising from the newly increased registered capital of Party C (including but not limited to the rights and interests of shareholders and the Assets of Party C) shall be deemed as the subject matter of the Cooperation Agreements, and the Parties shall cause and ensure that they shall abide by all provisions of the Cooperation Agreements regarding such rights, interests, benefits and Assets. In order to realize the said purpose, Party B and Party C shall immediately execute relevant legal documents and/or perform relevant legal procedures if it is so requested by Party A.

Article 7  Representations and Warranties

Each Party represents and warrants to the other Parties that:

a)	It is a legally established and validly existing limited company with the ability to bear civil liability;
b)

It has the right to execute and perform this Agreement, has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement, and has obtained all government approvals, qualifications, Licenses, etc. required for engaging in relevant Business according to applicable laws;

c)	This Agreement shall be legally valid and binding upon it on the effective date, and is enforceable against it in accordance with the terms of this Agreement according to law;
d)

Its execution and performance of this Agreement does not violate any Chinese laws and regulations, any court judgments or arbitral awards, or the decisions, approvals, permits of any administrative authority, or any agreements to which it is a party and by which it is bound, nor does it result in the suspension, revocation, confiscation or inability to renew of any applicable approvals or Licenses issued by the government authorities;

e)	There is no pending or threatened litigation, arbitration or other judicial or administrative proceedings that will affect its performance of its obligations hereunder;
f)

It will strictly abide by the provisions of this Agreement and the Cooperation Agreements signed jointly or separately by and among the Parties, earnestly perform its obligations under the Cooperation Agreements, and not have any act and/or omission which may affect the validity and enforceability of such agreements.

Article 8  Tax

Unless otherwise agreed herein, each Party shall pay their respective taxes and fees legally payable hereunder in accordance with the laws and regulations.

Article 9 Effectiveness and Term

1.	This Agreement shall enter into force as of the date of signing by all Parties.

2.

This Agreement shall remain in effect during the business term of Party C and any renewed term thereof stipulated by the laws of China. It shall automatically terminate after WFOE and/or any other entity designated by WFOE fully exercise the rights to purchase the equity directly held by [Name of Shareholder of VIE] in [Name of VIE] under the Exclusive Option Agreement. Party A may unilaterally terminate this Agreement after thirty (30) days’ notice. Unless otherwise stipulated by law, under no circumstance shall Party B or Party C have the right to unilaterally rescind or terminate this Agreement.

Article 10 Confidentiality

1.

The Parties agree and acknowledge that any oral or written information exchanged among them hereunder is confidential (“Confidential Information”). All such information shall be kept strictly confidential and shall not be disclosed to any third party without the written consent of the other Parties, other than the information:

a)	that is or will be known to the public (other than through unauthorized disclosure by the receiving Party);
b)	that is required to be disclosed by applicable laws or the rules or regulations of any stock exchange; or
c)

that is required to be disclosed by any Party to its legal or financial advisor for the transactions contemplated hereunder, provided that such legal or financial advisor should also assume the obligations of confidentiality similar to those specified in this Article.

2.

If any employee of or any entity engaged by any Party discloses the Confidential Information in violation of this Agreement, that Party shall be held liable as if such disclosure is made by that Party itself.

3.	The Parties agree that this Article 10 shall remain in force no matter this Agreement is invalid, modified, rescinded, terminated or non-operative.

Article 11 Liquidated Damages

1.

Should any Party (the “Breaching Party”) violate any provision hereof and cause damage to any other Party (the “Non-beaching Party”), the Non-beaching Party may send a written notice to the Breaching Party requiring it to remedy and rectify the breach immediately. If the Breaching Party fails to take satisfactory measures to remedy and rectify the breach within fifteen (15) days from the date of the notice, the Non-beaching Party shall have the right to take other remedies in accordance with the methods prescribed herein or by legal means.

2.

Party B and Party C further agree that they shall fully indemnify and hold Party A harmless and against from any loss, damage, obligation and expense caused by or resulting from any litigation, claim or other demand against Party A due to Party A’s performance of this Agreement.

3.	The Parties agree that this Article shall remain in force whether or not this Agreement is modified, rescinded or terminated.

Article 12  Force Majeure

1.

“Force Majeure” refers to any event that is beyond reasonable expectation or control of, and unavoidable even with reasonable attention by the affected Party, including but not limited to government behavior, natural forces, fires, explosions, storms, floods, earthquakes, tides, lightning or war. However, lack of credit, capital or financing shall not be regarded as an event that beyond reasonable control of any Party. The Party who suffers from Force Majeure and seeks exemption from its obligations hereunder shall notify the other Parties of the liabilities subject to exemption and inform them of the steps to be taken to fulfil the obligations as soon as possible.

2.

In case the performance hereof is delayed or impeded by Force Majeure, the affected Party shall not be liable for the part of obligations delayed or impeded thereby. However, it should take appropriate measures to reduce or eliminate the impact of Force Majeure, and to strive to restore the performance of the obligation delayed or impeded. Once the Force Majeure is eliminated, the Parties agree to do their outmost to restore the performance hereof.

Article 13  Change of Situation

1.

As a supplement and on the premise that it does not contravene other provisions of the Cooperation Agreements, if at any time due to the promulgation or amendment of any law, regulation or rule of China, or due to any change in the interpretation or application of such laws, regulations or rules, or due to any change in relevant registration procedures, Party A believes that it is illegal or contrary to such laws, regulations or rules to maintain this Agreement in effect, Party B and Party C shall immediately take any action and/or execute any agreement or other documents in accordance with Party A's written instructions and reasonable requirements to:

a)	maintain this Agreement in effect;
b)	exercise the equity option in the manner specified herein; and/or
c)	realize the intent and purpose of this Agreement in the manner specified in this Agreement or otherwise.

Article 14  Miscellaneous

1.

Both Party B and Party C agree that, after Party A notifies Party B and Party C in writing, Party A may transfer its rights and obligations hereunder to its designated party. However, without prior written consent of Party A, Party B and Party C shall not transfer their rights, obligations or responsibilities hereunder to any third party. The successors or permitted assignees (if any) of Party B and Party C shall continue to perform all obligations of Party B and Party C hereunder.

2.	The execution, validity, interpretation, performance, amendment and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

3.

Any and all disputes arising from the interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If no agreement can be reached within thirty (30) days after any Party send a written notice requesting the other Parties to resolve the dispute through negotiation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all Parties. In case of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder except for the matters in dispute.

4.

The arbitration tribunal may decide to use Party C’s equity interests, Assets or property interests to compensate Party A for its losses caused by any other Parties’ breach of contract, or award compulsory relief in respect of relevant Business or mandatory asset transfer, or order Party C to go bankrupt and liquidate. If necessary, the arbitration institution shall have the right to order that the Breaching Party should immediately stop the breach of contract or that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A before making a final decision on the dispute between the Parties. The courts of Mainland China, Hong Kong, the Cayman Islands or other courts with jurisdiction (including the courts of the place where Party C is registered, the courts of the place where Party C’s or Party A's main Assets are located) shall also have the right to grant or enforce the award of the arbitration tribunal, or award or enforce temporary relief for Party C's equity interests or property interests, or make a ruling or judgment to grant temporary relief to the Party who initiated the arbitration pending the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judgment that the Breaching Party should immediately stop the breach or ruling that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A.

5.

Any right, power or remedy conferred on a Party by any provision of this Agreement shall be in addition to any other right, power or remedy enjoyed by that Party in accordance with the law and other provisions of this Agreement, and a Party’s exercise of any of its rights, powers or remedies shall not preclude that Party from exercising its other rights, powers and remedies.

6.

A Party’s failure to exercise or delay in exercising any of its rights, powers or remedies under this Agreement or the law will not result in a waiver of such rights, powers and remedies, nor any single or partial waiver of such Party's rights will preclude such Party from further exercising such rights or exercising its any other rights.

7.	The headings of each article of this Agreement are inserted for convenience only, and under no circumstances shall such headings be used for or affect the interpretation of this Agreement.

8.

Each provision of this Agreement is severable and independent of each other provision. If at any time any one or more provisions of this Agreement become invalid, illegal or unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby.

9.	Amendment

a)

Upon consensus between the Parties, the parties may modify or supplement this Agreement and take all necessary measures and actions, at their own expense, to legalize and validate any such modification or supplement.

b)

If the U.S. Securities and Exchange Commission (“SEC”), the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities propose any modification to this Agreement, or any modification to this Agreement is required by the rules or relevant requirements of the SEC and the SEHK, the Parties shall modify this Agreement accordingly.

10.	The Agreement is made in Chinese and in three copies, with each Party holding one of them which shall have the same legal effect.

(Remainder of this page is intentionally left blank)

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed on the date and at the place first above written.

Party A:

Shanghai Qiyue Information & Technology Co., Ltd. (seal)

Company seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature:	/s/ LIU Jinli
Authorized Representative:	LIU Jinli

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed on the date and at the place first above written.

Party B:

[Name of Shareholder of VIE] (seal)

Company seal: /s/ [Name of Shareholder of VIE]

Signature:	/s/ [Name of the Authorized Representative of Shareholder of VIE]
Authorized Representative:	[Name of the Authorized Representative of Shareholder of VIE]

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Loan Agreement to be executed on the date and at the place first above written.

Party C:

[Name of VIE] (seal)

Company seal: /s/ [Name of VIE]

Signature:	/s/ [Name of the Authorized Representative of VIE]
Authorized Representative:	[Name of the Authorized Representative of VIE]

Annex I:

Receipt

In accordance with the Loan Agreement signed by and among the undersigned, Shanghai Qiyue Information & Technology Co., Ltd. and [Name of VIE] on [Execution Date], Shanghai Qiyue Information & Technology Co., Ltd. has lent a loan of RMB_________ to the undersigned by cash/bank remittance or other means on_   ____. The undersigned hereby confirms that it has received the said loan from Shanghai Qiyue Information & Technology Co., Ltd.

Borrower: [Name of Shareholder of VIE] (seal)
Legal Representative:
Date:

Schedule of Material Differences

One or more persons entered into loan agreement with Shanghai Qiyue Information Technology Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE or Its Shareholder	Unified Social Credit Code of VIE or Its Shareholder	Address of VIE or Its Shareholder	Name of the Authorized Representative of VIE or Its Shareholder	Execution Date
1	Shanghai Qibutianxia Information Technology Co., Ltd	91110106796743693W	Floor 2, 3, 21 and 22, Yunling East Road No. 89, Putuo District, Shanghai	LIU Wei	June 1, 2022
2	Shanghai Qiyu Information & Technology Co., Ltd	91310230MAIJXJYF7E	Room 1118, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	SUN Mengjie	June 1, 2022
3	Beijing Zhongxin Baoxin Technology Co., Ltd	911101087916221632	No. 1003-17, F/10, Building 1, Xinxin Road No. 28, Haidian District, Beijing	LIU Wei	June 1, 2022
4	Beijing Qicaitianxia Technology Co., Ltd	91110107MA008U1E3A	Room A-2684, F/2, Building 3, Yard 30, Shixing Street, Shijingshan District, Beijing	YIN Hongguang	June 1, 2022
5	Shanghai 360 Financing Guarantee Co., Ltd	91310000MA1FL6JW6P	Room 201, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	GUO Shijun	June 1, 2022
6	Fuzhou 360 Financing Guarantee Co., Ltd	91350100MA31UJWL4W	Management Room of Longjiang Ecological Culture Park, Yinxi Street, Fuqing, Fuzhou City, Fujian Province	GUO Shijun	June 1, 2022